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EXHIBIT 10(f) - EXECUTIVE OFFICER INCENTIVE PLAN

BEMIS COMPANY, INC.
EXECUTIVE OFFICER INCENTIVE PLAN
(As of October 29, 1999)

Each Officer of the Company participates in the Bemis Executive Officer Incentive Plan (BEOIP). The BEOIP has been adopted by the Compensation Committee for Officers as follows:

Components of the Awards

The amount of an Officers award depends on the following factors:

1.
The Officer's salary and salary grade.

2.
The performance of the Company against its target(s).

3.
The Officer's individual performance rating given the Officer by the CEO or, in the case of the CEO, by the Compensation Committee.

Calculating the Awards

1.
Normal Awards

  Normal Awards vary according to salary and salary grade. The Normal Award is the percentage of salary that would be paid as a bonus if the Company exactly met its performance target(s). Each Officer's Normal Award is calculated by multiplying the Normal Award percentage for the Officer's salary grade times the Officer's base salary earnings for the year.

2.
Corporate Performance

  The performance by the Company is compared to the performance target(s) set by the Compensation Committee at the beginning of the year. Depending upon corporate performance, each Officer's Normal Award will be multiplied by a percentage from 0% to 220%.

3.
Individual Ratings

  The Compensation Committee may adjust the award calculated pursuant to Paragraph 2 above upward or downward by an Officer performance factor not to exceed +/-50%. The product of Normal Award times corporate performance times Officer's individual performance equals the Officer's bonus.

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EXHIBIT 10(f) - EXECUTIVE OFFICER INCENTIVE PLAN
BEMIS COMPANY, INC. EXECUTIVE OFFICER INCENTIVE PLAN (As of October 29, 1999)